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                                                                      EXHIBIT 99

                                                           For Immediate Release

     SWS Group, Inc. Discloses Fraud Perpetrated Against Its Subsidiary Bank

DALLAS, October 4, 2002 -- Officials of SWS Group, Inc. (NYSE: SWS) said today they have learned that SWS' First Savings Bank subsidiary appears to have been the victim of fraud in its mortgage purchase operation.

SWS officials said that apparently First Savings Bank purchased loans that also may have been purchased by other investors from a mortgage bank located in New York.

The New York mortgage bank has been suspended from transacting business by New York State authorities. A receiver was appointed to oversee the mortgage bank on Sept. 27. First Savings Bank currently has 47 loans in its portfolio purchased from the mortgage bank with an aggregate outstanding principal balance of $7.8 million. First Savings Bank believes some of these loans were sold twice. The FBI has advised that it believes as many as 16 loans purchased by First Savings Bank for an aggregate of $3.4 million are involved.

SWS Group Chief Executive Officer Donald W. Hultgren said, "We have been very happy with First Savings Bank and its performance since SWS acquired the bank in the spring of 2000," adding that the bank and its subsidiaries have contributed approximately $29 million to SWS' net income over the past three fiscal years.

"Obviously, we are not happy about being the victim of fraud," Hultgren continued. "We are taking every precaution to keep this from happening in the future. Efforts are underway to explore all possibilities to recover any loss that may have been sustained."

SWS officials said there can be no assurance that the remaining 31 loans purchased from the mortgage bank are valid until a thorough review of the files has been completed. First Savings Bank is also examining public records to ascertain the adequacy of its collateral, if any, and will make demands, if appropriate, on the mortgage bank, and/or its employees, customers and insurance carrier. Details of any potential collateral or insurance recovery are not known at this time. Management is unable to determine the impact these events may have on the bank or the company.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company's common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries of the company include SWS Securities, Inc., Mydiscountbroker.com, First Savings Bank and its online division MyBankUSA.com, SWS Financial Services, Inc. and SWS Capital Corporation.

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CONTACT: Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com
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